Exhibit 99.1

BioTime Cell Information Now Available in GeneCards®

- New GeneCards® release includes gene expression markers for BioTime’s ACTCellerateTM cell lines -

ALAMEDA, Calif. & CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 14, 2011--BioTime, Inc. (NYSE Amex: BTX) and XenneX, Inc. today announced the inclusion of cell identification data in GeneCards® 3.07 available at www.genecards.org. The new GeneCards release identifies BioTime’s ACTCellerate™ human embryonic progenitor (hEP) cell lines that express specific gene expression markers and links users directly to BioTime’s commercial database.

“For the first time, scientists using GeneCards can find hEP cell lines that express a specific gene of interest,” stated Walter Funk, Ph.D., Vice President of Stem Cell Research at BioTime, Inc. “BioTime’s product portfolio includes over 100 purified, scalable, and novel human embryonic progenitor cell types derived from human embryonic stem cells. Our research has generated extensive gene expression information for these hEP cell lines and researchers using GeneCards can now easily find cell lines needed for their research.”

“We are very pleased to feature BioTime’s ACTCellerateTM human embryonic progenitor cell lines in the latest GeneCards release,” stated David Warshawsky, Ph.D., Chairman of XenneX. “The new links will aid GeneCards users in academia and industry to identify and select novel progenitor cell lines suitable for research, as well as assist in discovery efforts of innovative therapeutic leads, in the promising stem cell field.”

The powerful GeneCards search engine provides users with concise genomic, proteomic, transcriptomic, genetic and functional information on all known and predicted human genes. Information featured in GeneCards includes orthologies, disease relationships, mutations and SNPs, gene expression patterns, gene function, pathways, protein-protein interactions, related drugs and compounds, and direct links to BioTime’s information database, through which scientists can directly purchase the ACTCellerate™ human embryonic progenitor cell lines. GeneCards was developed over the last 14 years by a world-leading bioinformatics team at the Weizmann Institute of Science in Israel, directed by Marilyn Safran and under the principal investigation of Professor Doron Lancet of the Department of Molecular Genetics, Head of the Crown Human Genome Center, and the incumbent of the Ralph & Lois Silver Professorial Chair of Human Genomics at the Weizmann Institute of Science.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is developed through subsidiaries focused on specific fields of applications. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, culture media, and differentiation kits. BioTime's wholly owned subsidiary ES Cell International Pte. Ltd. has produced clinical-grade human embryonic stem cell lines that were derived following principles of Good Manufacturing Practice and currently offers them for use in research. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences, Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. Cell Cure's minority shareholder Teva Pharmaceutical Industries has an option to clinically develop and commercialize Cell Cure's OpRegen™ retinal cell product for use in the treatment of age-related macular degeneration. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including using vascular progenitor cells engineered to destroy malignant tumors. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's newest subsidiary, LifeMap Sciences, Inc., is developing an online database of the complex cell lineages arising from stem cells to guide basic research and to market BioTime's research products. In addition to its stem cell products, BioTime develops blood plasma volume expanders, blood replacement solutions for hypothermic (low-temperature) surgery, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements. Additional information about BioTime, ReCyte Therapeutics, Cell Cure, OrthoCyte, OncoCyte, BioTime Asia, LifeMap Sciences, and ESI can be found on the web at www.biotimeinc.com.

About XenneX

Founded in 2003, XenneX, Inc. (www.xennexinc.com) is a dynamic privately held company that is dedicated to providing Biotechnology, Pharmaceutical and other life sciences companies, as well as organizations dealing with biotechnology intellectual property, the highest level of services and tools to enhance their gene-based research. XenneX’ products help such organizations to optimize their efforts to develop innovative medical products and services.

XenneX’ customers include many of the world’s leading biotech and pharmaceutical companies and organizations dealing with intellectual property, located in North America, Europe and Japan. XenneX’ products are used in hundreds of commercial and academic organizations by tens of thousands of users around the globe.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext. 367
Chief Financial Officer
or
Judith Segall
510-521-3390, ext. 301
jsegall@biotimemail.com